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     10.27 Amended Loan Agreement dated July 7, 1997 between Registrant and
           First Union National Bank of Tennessee

                              MODIFICATION NUMBER 1
                  TO THE PROMISSORY NOTE AND THE LOAN AGREEMENT


Kyzen Corporation
430 Harding Industrial Drive
Nashville, Tennessee 37221
(Individually and Collectively, "Borrower")

First Union National Bank of Tennessee
First Union Tower
150 4th Avenue North
Nashville, Tennessee 37219
(Hereinafter referred to as the "Bank")
THIS AGREEMENT is entered into as of July 7, 1997 by and between Bank and Borrower.

WHEREAS, Bank is the holder of a Promissory Note executed and delivered by Borrower, dated March 11, 1996, in the original principal amount of $ 500,000.00 (the "Note"); and

WHEREAS, in connection the execution of the Note, Borrower also executed and delivered to Bank certain other Loan Documents, including a Loan Agreement, dated March 11.'1996 (the 'Loan Agreement"); and

WHEREAS, Borrower and Bank have agreed to modify the terms of the Promissory Note and the Loan Agreement.

NOW, THEREFORE, in consideration of the premises contained herein and other good and valuable consideration receipt and sufficiency of which is acknowledged, the parties agree an follows:

OUTSTANDING BALANCE. The total outstanding unpaid principal balance under the Note as of June 30, 1997 is $0.00. The parties acknowledge that interest on the obligations under the Note is paid through May 27, 1997.

MODIFICATIONS.

         1. The Note is hereby modified by deleting the provisions in the Note establishing the repayment terms and by substituting the following in their place and stead:

         REPAYMENT TERMS. The Note shall be due and payable in consecutive monthly payments of accrued interest only commencing on July, 27, 1997, and on the same day of each month thereafter until fully paid. In any event all principal and accrued interest shall be due and payable on April 30, 1998.

         LINE OF CREDIT ADVANCE. Borrower may borrow, repay and reborrow, and Bank may advance and readvance under the Note rest actively from time to time until the maturity hereof (each an "Advance" and together the "Advances"), so long as the total indebtedness outstanding at any one time does not exceed the principal amount stated on the face of the Note. Bank's obligation to make Advances under the Note shall terminate if Borrower is in Default or a representation in any of the Loan Documents is false or has become false. As of the date of each proposed Advance, Borrower shall be deemed to represent that each representation made in the Loan Documents is true as of' such date.

         2. The section and FINANCIAL COVENANTS of the Loan Agreement is hereby amended by adding the following:

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         FINANCIAL COVENANTS. Borrower agrees to the following provisions from the date hereof until final payment in full of the Obligations, unless Bank shall otherwise consent in writing:

         Working Capital. Borrower shall, at all times, maintain Working Capital of at least $1,200,000.00.
         "Working Capital" shall mean the excess of the current assets over the current liabilities.

         Net Income. Borrower shall maintain a minimum net income (as defined pursuant to generally accepted accounting principals presently in effect and currently employed by Borrower in its financial accounting) during fiscal year 1997 and the first quarter of fiscal year 1998 based or the following schedule:

                                        CUMULATIVE FISCAL YEAR TO DATE INCOME
                                        -------------------------------------
               July, 1997                         ($340.000.00)
               August, 1997                       ($310,000.00)
               September, 1997                    ($260,000.00)
               October, 1997                      ($160,000.00)
               November, 1997                     ($110,000.00)
               December, 1997                      $0
               January, 1998                       $ 50,000.00
               February, 1998                      $100,000.00
               March, 1998                         $150,000.00


ACKNOWLEDGMENTS. Borrower acknowledges and represents that the Note and other Loan Documents. as amended hereby, and in full force and effect and are binding upon it, its successors, assigns, administrators and heirs without any defense, counterclaim, right or claim of set-off or of other sum due; that, after giving effect to this Agreement, no default or event that with the passage of time or giving of notice would constitute a default under the Loan Documents has occurred; that all representations and warranties contained in the Loan Documents are true and correct as of this date; that there have been no changes in the ownership of any collateral pledged to secure the Obligations since the dates of the instruments originally pledging such collateral; and that Borrower has taken all necessary action (corporate or otherwise) to authorize the execution and delivery of this Agreement. This Agreement constitutes: only a modification of an existing obligation owing by Borrower to Bank and is not a novation.

LIENS. Borrower acknowledges and confirms the extent, validity end priority of the Bank's security interests and liens in the collateral pledged, if any, pursuant to the Loan Documents, and agrees that such security interests and liens shall secure the Borrower's Obligations to Bank, including any modification of the Note or Loan Agreement, and all future modifications, extensions, renewals and/or replacements of the Loan Documents.

MISCELLANEOUS. This Agreement shall be construed in accordance with and governed by the laws of the applicable state as originally provided in the Loan Documents, without reference to that state's conflicts of laws principles. This Agreement and the other Loan Documents constitute the sole agreement of the parties with respect to the subject matter thereof and supersede all oral negotiations and prior writings with respect to the subject matter thereof. No amendment of this Agreement, and no waiver of any one or more of the provisions hereof shall be effective unless set forth in writing and signed by the parties hereto. The illegality, unenforceability or inconsistency of any provision of this Agreement shall not in any way affect or- impair the legality, enforceability or consistency of the remaining provisions of this Agreement or the other Loan Documents. This Agreement and the other Loan Documents are intended to be consistent. However, in the event of any inconsistencies among this Agreement and any of the Loan Documents, the terms of this Agreement, and then the Note, shall control. This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts. Each such counterpart shall be deemed an original, but all such counterparts shall together constitute one and the same agreement.

DEFINITIONS. The term "Loan Documents" used in this Agreement and other Loan Documents refers to all documents, agreements and instruments executed in connection with any of the Obligations (as defined herein),


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and may include, without limitation, modification agreements, a commitment letter that survives closing a loan agreement, any note, guaranty agreements, security agreements, security instruments, financing statements, mortgage instruments, letters of credit and any renewals or modifications, whenever any of the foregoing are executed, but does not include swap agreements (as defined in 11 U.S.C. - 101). The term "Obligations" used in this Agreement refers to any and an indebtedness and other obligations of every kind and description of the Borrower to any Bank affiliate, whether or not under the Loan Documents, and whether such debts or obligations are primary or secondary, direct or indirect, absolute or contingent, sole, joint or several, secured or unsecured, due or to became due, contractual, including, without limitation swap agreements (as defined in 11 U.S.C. - 101), arising by tort, arising by operation of law, by overdraft or otherwise, or now or hereafter existing, including, without limitation, principal, interest, fees, late fees, expenses, attorneys' fees and costs that have been or may hereafter be contracted or incurred. Terms used in this Agreement which are capitalized and not otherwise defined herein shall have the meanings ascribed to such terms in the Note and/or other Loan Documents.

ARBITRATION. Upon demand of any party hereto, whether made before or after institution or any judicial proceeding, any dispute, claim or controversy arising out of, connected with or relating to this Agreement and other Loan Documents ("Dispute") between or among parties to this Agreement shall be resolved by binding arbitration as provided herein. Institution of a judicial proceeding by a party does not waive the right of that party to demand arbitration hereunder. Disputes may include, without limitation, tort claims, counterclaims, disputes as to whether a matter is subject to arbitration, claims brought as class actions, claims arising from Loan Documents executed in the future, or claims arising a out of or connected with the transaction reflected by this Agreement.

Arbitration shall be conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association (the "AAA") and Title 9 of the U.S. Code. All arbitration hearings shall be conducted in the city in which the office of Bank first stated above is located. The expedited procedures set forth in Rule 51 et seq.. of the Arbitration Rules shall be applicable to claims of less than $1,000,000.00. All applicable statutes of limitation shall apply to any Dispute. A judgment upon the award may be entered in any court having jurisdiction. The panel from which all arbitrators are selected shall be comprised of licensed attorneys. The single arbitrator selected for expedited procedure shall be a retired judge from the highest court of general jurisdiction state or federal, of the state where the hearing will be conducted or if such person is not available to serve, the single arbitrator may be a licensed attorney. Notwithstanding the foregoing, the arbitration provision does not apply to disputes under or related to swap agreements.

PRESERVATION AND LIMITATION OF REMEDIES. Notwithstanding the preceding binding arbitration provisions, Bank and Borrower agree to preserve, without limitation, certain remedies that any party hereto may employ or exercise freely, independently or in connection with an arbitration proceeding or after an arbitration action is brought. Bank and Borrower shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable: (i) all rights to foreclose, against any real or personal property or other security by exercising a power of sale Under Loan Documents or under applicable law or by judicial foreclosure and sale, including proceeding to confirm the sale; (ii) all rights of self-help including peaceful occupation of real property and collection of rents, set-off, and peaceful possession of personal property; (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment, of receiver and filing an involuntary bankruptcy proceeding; and
(iv) when applicable a judgment by confession of judgment. Preservation of these remedies does not limit the power of an arbitrator to grant similar remedies that may be requested by a party in Dispute.

Borrower and Bank agree that they shall not have a remedy of punitive or exemplary damages against the other in any Dispute and hereby waive any right or claim to punitive or exemplary damages they have now or which may arise in the future in connection with any Dispute whether the Dispute is resolved by arbitration or judicially.

IN WITNESS WHEREOF, the undersigned have signed and sealed this Agreement the day and year first above written.

                                    Kyzen Corporation
                                    Taxpayer Identification Number 87-0475115

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CORPORATE                           By: /s/ Benjamin D. Wolfley
SEAL                                    -------------------------------------
                                        Benjamin D. Wolfley, Treasurer


                                    First Union National Bank of Tennessee

CORPORATE                           By: /s/ Kathleen Nelson
SEAL                                    -------------------------------------
                                        Kathleen Nelson, Vice President